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ATTORNEYS AT LAW	*Not admitted in Virginia

Exhibit 5.1

December 20, 2013

Heritage Financial Corporation

201 Fifth Avenue SW

Olympia, Washington 98501

Ladies and Gentlemen:

We have acted as special counsel to Heritage Financial Corporation, a Washington corporation (the “Company”), in connection with the Registration Statement on Form S-4 (as it may be amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), up to 14,349,349 shares of the Company’s common stock, no par value per share (the “Common Stock”), to be issued by the Company pursuant to the Agreement and Plan of Merger, dated as of October 23, 2013 (the “Merger Agreement”), by and between the Company and Washington Banking Company (“Washington Banking”), which provides for the merger of Washington Banking with and into the Company (the “Merger”).

In connection with the rendering of the opinion set forth below, we have examined, originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the articles and bylaws of the Company as currently in effect; (iii) the Merger Agreement; (iv) resolutions adopted by the Company’s Board of Directors; and (v) such other documents, agreements, records, instruments, certificates of public officials and certificates of officers or other representatives of the Company, Washington Banking or others as we have deemed necessary or appropriate for purposes of and as a basis for rendering the opinion set forth below.

In our examination, we have: (i) assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals; (ii) assumed the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies; and (iii) assumed and relied upon the truth, accuracy and completeness (without independent investigation or verification) of the information, representations, warranties and statements contained in the documents, agreements, records, instruments and certificates we have reviewed, including, without limitation, the representations and warranties of the Company and Washington Banking set forth in the Merger Agreement. We have further assumed that all persons, other than the Company, had, have or will have all requisite power and authority to execute and deliver all documents, agreements, records, instruments and certificates examined by us and have also assumed the due authorization by all requisite action, and the due execution and delivery by such persons, other than the Company, of all such documents, agreements, records, instruments and certificates and the validity and binding effect thereof.

Further, in rendering the opinion set forth below we have assumed that, prior to the issuance by the Company of any shares of Common Stock, pursuant to the Merger Agreement: (i) the Registration Statement, as then amended, will have become, and will remain, effective under the Securities Act; (ii) the Company’s shareholders, by a vote of two-thirds of the shares of Heritage Common Stock outstanding and entitled to vote thereon, shall have approved the Merger Agreement and the issuance of shares of Common Stock pursuant to the Merger Agreement, and the common shareholders of Washington Banking, by a vote of two-thirds of the shares of Washington Banking common stock outstanding and entitled to vote thereon, shall have approved the Merger Agreement; and (iii) articles of merger to effect the Merger shall have been duly filed with and accepted for filing by the Secretary of State of the State of Washington.

Heritage Financial Corporation

December 20, 2013

Our opinion is limited to applicable provisions of the Washington Business General Corporation Act. We express no opinion with respect to the laws of any other jurisdiction.

Based upon the foregoing, subject to the qualifications, assumptions and limitations stated herein and having a regard for such legal considerations as we have deemed relevant, we are of the opinion that the shares of Common Stock to be issued in the Merger will be, upon issuance by the Company in accordance with the Merger Agreement, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the caption “Legal Matters” in the proxy statement/prospectus included therein. In giving this consent, we do not admit thereby that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished by us, as special counsel to the Company, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and, except as provided in the immediately preceding paragraph, is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without our express written permission.

Very truly yours,

/s/ BREYER & ASSOCIATES PC

BREYER & ASSOCIATES PC